EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POAGE BANKSHARES, INC.

POAGE MERGER SUBSIDIARY, INC.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

AND

TOWN SQUARE FINANCIAL CORPORATION

AND

TOWN SQUARE BANK

DATED AS OF

OCTOBER 21, 2013

TABLE OF CONTENTS

Recitals		1
ARTICLE I CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2
ARTICLE II THE MERGER		8
2.1	Effects of Merger; Surviving Corporation	8
2.2	Closing; Effective Time.	9
2.3	Company and Bank Mergers	9
2.4	Directors of the Surviving Corporation	10
2.5	Effects of the Merger	10
2.6	Tax Consequences	10
2.7	Additional Actions.	10
ARTICLE III CONVERSION OF SHARES		11
3.1	Conversion of Town Square Financial Common Stock; Merger Consideration.	11
3.2	Election Procedures	12
3.3	Procedures for Exchange of Town Square Financial Common Stock	14
3.4	Reservation of Shares	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TOWN SQUARE FINANCIAL		15
4.1	Standard.	16
4.2	Organization	16
4.3	Capitalization.	17
4.4	Authority; No Violation.	17
4.5	Consents	18
4.6	Financial Statements.	18
4.7	Taxes.	19
4.8	No Material Adverse Effect.	19
4.9	Material Contracts; Leases; Defaults.	19
4.10	Ownership of Property; Insurance Coverage.	20
4.11	Legal Proceedings.	21
4.12	Compliance with Applicable Law.	21
4.13	Employee Benefit Plans.	22
4.14	Brokers, Finders and Financial Advisors.	24
4.15	Environmental Matters.	24
4.16	Loan Portfolio.	25
4.17	Related Party Transactions.	26
4.18	Deposits	26
4.19	Board Approval	26
4.20	Registration Obligations	27
4.21	Risk Management Instruments	27
4.22	Fairness Opinion.	27
4.23	Intellectual Property	27
4.24	Duties as Fiduciary	27
4.25	Employees; Labor Matters.	28
4.26	Town Square Financial Information Supplied.	28
4.27	Internal Controls.	28
4.28	Bank Owned Life Insurance.	29
4.29	Stock Transfer Records	29
4.30	No Other Representation or Warranties	29
ARTICLE V REPRESENTATIONS AND WARRANTIES OF Poage BANKSHARES		29
5.1	Standard.	29
5.2	Organization.	30
5.3	Capitalization.	30
5.4	Authority; No Violation.	31
5.5	Consents.	32
5.6	Financial Statements.	32
5.7	Tax Matters.	32

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5.8	No Material Adverse Effect.	33
5.9	Ownership of Property; Insurance Coverage.	33
5.10	Legal Proceedings.	34
5.11	Compliance with Applicable Law.	34
5.12	Employee Benefit Plans.	35
5.13	Brokers, Finders and Financial Advisors.	36
5.14	Environmental Matters	36
5.15	Poage Bankshares Information Supplied.	37
5.16	Securities Documents	37
5.17	Internal Controls.	38
5.18	Poage Common Stock.	38
5.19	Available Funds	38
5.20	Fairness Opinion.	39
5.21	Board Approval	39
5.22	Poage Merger Subsidiary.	39
5.23	Regulatory Approval; No Financing	39
ARTICLE VI COVENANTS OF town square financial		39
6.1	Conduct of Business	39
6.2	Subsidiaries.	43
6.3	Current Information.	43
6.4	Access to Properties and Records.	44
6.5	Financial and Other Statements.	44
6.6	Maintenance of Insurance.	44
6.7	Disclosure Supplements	45
6.8	Consents and Approvals of Third Parties.	45
6.9	All Reasonable Efforts.	45
6.10	Failure to Fulfill Conditions	45
6.11	No Solicitation.	45
6.12	Board Meetings.	46
6.13	401(k) Plan Termination.	46
6.14	Worker Adjustment and Retraining Notification Act.	47
ARTICLE VII COVENANTS OF Poage Bankshares		47
7.1	Conduct of Business.	47
7.2	Disclosure Supplements.	47
7.3	Consents and Approvals of Third Parties.	47
7.4	Reasonable Best Efforts.	48
7.5	Failure to Fulfill Conditions.	48
7.6	Employee Matters.	48
7.7	Directors and Officers Indemnification and Insurance.	50
7.8	Stock Listing.	51
7.9	Reservation of Stock.	51
7.10	Communications to Town Square Financial Employees; Training	51
7.11	Section 16(b)	52
ARTICLE VIII REGULATORY AND OTHER MATTERS		52
8.1	Meeting of Shareholders.	52
8.2	Proxy Statement-Prospectus; Merger Registration Statement.	52
8.3	Regulatory Approvals.	53
ARTICLE IX CLOSING CONDITIONS		53
9.1	Conditions to Each Party’s Obligations Under this Agreement.	53
9.2	Conditions to the Obligations of Poage Bankshares under this Agreement.	54
9.3	Conditions to the Obligations of Town Square Financial under this Agreement.	55
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		55
10.1	Termination.	55
10.2	Effect of Termination.	57
10.3	Amendment, Extension and Waiver.	58

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ARTICLE XI MISCELLANEOUS		59
11.1	Confidentiality.	59
11.2	Public Announcements.	59
11.3	Survival.	59
11.4	Notices.	59
11.5	Parties in Interest.	60
11.6	Complete Agreement.	60
11.7	Counterparts	60
11.8	Severability.	60
11.9	Governing Law.	60
11.10	Interpretation	60
11.11	Specific Performance.	61
11.12	Waiver of Trial by Jury	61

EXHIBITS

A	Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 21, 2013 by and among Poage Bankshares, Inc., a Maryland corporation (“Poage Bankshares”), Poage Merger Subsidiary, Inc., a wholly owned subsidiary of Poage Bankshares incorporated under the laws of the State of Kentucky (“Poage Merger Subsidiary”), Home Federal Savings and Loan Association, a federal thrift and wholly owned subsidiary of Poage Bankshares (“Home Federal”), Town Square Financial Corporation, a Kentucky corporation (“Town Square Financial”), and Town Square Bank, a wholly owned subsidiary of Town Square Financial and a Kentucky-chartered commercial bank (“Town Square Bank”). Each of Poage Bankshares, Poage Merger Subsidiary, Home Federal, Town Square Financial, and Town Square Bank is sometimes individually referred to herein as a “party,” and all of them are sometimes collectively referred to herein as the “parties.”

Recitals

1.                   The Board of Directors of each of Poage Bankshares and Town Square Financial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.                   Poage Bankshares, a registered savings and loan holding company, with principal offices in Ashland, Kentucky, owns all of the issued and outstanding capital stock of Home Federal and Poage Merger Subsidiary, both with principal offices in Ashland, Kentucky.

3.                   Town Square Financial, a bank holding company, with principal offices in Ashland, Kentucky, owns all of the issued and outstanding capital stock of Town Square Bank, with its principal office also in Ashland, Kentucky.

4.                   In accordance with the terms of this Agreement, (i) Poage Bankshares will incorporate Poage Merger Subsidiary, which, subject to the terms and conditions set forth herein, will merge with and into Town Square Financial with Town Square Financial as the surviving corporation (the “Merger”), and in connection therewith each outstanding share of Town Square Financial will be cancelled in exchange for Stock Consideration, Cash Consideration, or a combination thereof, as described in Article III of this Agreement, (ii) immediately thereafter, Town Square Financial will merge with and into Poage Bankshares, with Poage Bankshares as the surviving corporation (the “Company Merger”) and (iii) Town Square Bank will merge with and into Home Federal, with Home Federal as the surviving entity (the “Bank Merger”) (the Merger, Company Merger and the Bank Merger are sometimes collectively referred to as the “Mergers”).

5.                   As a condition to the willingness of Poage Bankshares to enter into this Agreement, each of the directors and executive officers of Town Square Financial, in their capacity as stockholders of Town Square Financial have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Poage Bankshares (the “Voting Agreement”), pursuant to which each such Person has agreed, among other things, to vote all shares of Town Square Financial Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

6.                   The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

7.                   The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

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In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1                Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.

“Acquisition Transaction” shall have the meaning set forth in Section 10.1.9.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this Agreement, the exhibits and schedules hereto and any amendment hereto, which contemplates a “plan of merger” among Poage Bankshares, Poage Merger Subsidiary and Town Square Financial.

“Average Closing Price” shall have the meaning set forth in Section 10.1.9.

“Bank Merger” shall have the meaning set forth in Recital 4.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the KDFI, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Home Federal, Town Square Bank, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“BOLI” shall have the meaning set forth in Section 4.28.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Kentucky are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.6.

“Cash Election” shall have the meaning set forth in Section 3.1.6.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.6.

“Certificate” shall mean a certificate or book entry evidencing shares of Town Square Financial Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

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“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall have the meaning set forth in Recital 6.

“Company Merger” shall have the meaning set forth in Recital 4.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of March 19, 2013 between Poage Bankshares and Town Square Financial.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Continuing Town Square Financial Employees” shall have the meaning set forth in Section 7.6.2.

“Determination Date” shall have the meaning set forth in Section 10.1.9.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.9.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.9.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by Poage Bankshares and Town Square Financial, which shall act as agent for Poage Bankshares in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

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“Exchange Ratio” shall have the meaning set forth in Section 3.1.5.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Cincinnati.

“Fiduciary Capacity” shall have the meaning set forth in Section 4.2.4.

“Final Index Price” shall have the meaning set forth in Section 10.1.9.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Home Federal” shall mean Home Federal Savings and Loan Association, a federal savings and loan association with its principal offices located at 1500 Carter Avenue, Ashland, Kentucky 41101, which is a wholly owned subsidiary of Poage Bankshares.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Index Group” shall have the meaning set forth in Section 10.1.9.

“IRS” shall mean the United States Internal Revenue Service.

“KDFI” shall mean the Kentucky Department of Financial Institutions.

“KBCA” shall mean the Kentucky Business Corporation Act.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the senior officers and directors of such Person after reasonable inquiry.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to Poage Bankshares or Town Square Financial, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of Poage Bankshares and the Poage Subsidiaries, taken as a whole, or Town Square Financial and the Town Square Financial Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either Town Square Financial, on the one hand, or Poage Bankshares, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Town Square Financial or any Subsidiary, on the one hand, or Poage Bankshares or any Poage Subsidiary, on the other hand, (ii) the effect of the announcement of this Agreement or any action or omission of Town Square Financial or any Town Square Financial Subsidiary on the one hand, or Poage Bankshares or any Poage Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of Poage Bankshares or Town Square Financial, respectively, (iii) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (iv) changes in the level of interest rates that do not have a materially disproportionate impact on either Town Square Financial or any Town Square Subsidiary taken as a whole on one hand, or Poage Bankshares or any Poage Bankshares’ Subsidiary taken as a whole, on the other hand; or (v) failure to meet any budget previously provided by Town Square Financial to Poage Bankshares, although the reasons underlying such failure may constitute a Material Adverse Effect.

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“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“Merger” shall have the meaning set forth in Recital 4.

“Merger Consideration” shall mean Cash Consideration and Stock Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of Poage Common Stock to be offered to holders of Town Square Financial Common Stock in connection with the Merger.

“MGCL” shall mean the Maryland General Corporation Law.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.7.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“Observer” shall have the meaning set forth in Section 6.12.

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Poage Bankshares” shall mean Poage Bankshares, Inc., a Maryland corporation, with its principal offices located at 1500 Carter Avenue, Ashland, Kentucky 41101.

“Poage Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Poage Common Stock” shall mean the common stock, par value $0.01 per share, of Poage Bankshares.

“Poage Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Poage Bankshares to Town Square Financial pursuant hereto.

“Poage Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Poage Bankshares as of September 30, 2012 and 2011 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Poage Bankshares for each of the three (3) years ended September 30, 2012, as set forth in Poage Bankshares’ annual report on Form 10-K for the year ended September 30, 2012, and (ii) the unaudited interim consolidated financial statements of Poage Bankshares as of the end of each calendar quarter following September 30, 2012, and for the periods then ended, as filed by Poage Bankshares in the Poage SEC Reports.

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“Poage Loan Property” shall have the meaning set forth in Section 5.14.2.

“Poage Loan Participation” shall have the meaning set forth in Section 5.14.2.

“Poage Merger Subsidiary” shall mean Poage Merger Subsidiary, Inc., a Kentucky corporation wholly owned by Poage Bankshares, with its principal offices located at 1500 Carter Avenue, Ashland, Kentucky 41101.

“Poage Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Poage Regulatory Reports” shall mean the Call Reports of Home Federal, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2012, through the Closing Date, and all Annual Reports on Form FRH-(b)11 and any Current Report on Form FRH-(b)11 filed with the FRB by Poage Bankshares from December 31, 2012 through the Closing Date.

“Poage SEC Reports” shall have the meaning set forth in Section 5.16.

“Poage Stock” shall have the meaning set forth in Section 5.3.1.

“Poage Subsidiary” shall mean any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 10% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Poage Bankshares or Home Federal, except any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Home Federal in the ordinary course of its lending activities.

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“QSub” shall have the meaning set forth in Section 4.2.6.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Company Merger and the Bank Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

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“Starting Date” shall have the meaning set forth in Section 10.1.9.

“Starting Price” shall have the meaning set forth in Section 10.1.9.

“Stock Consideration” shall have the meaning set forth in Section 3.1.5.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.5.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Subsidiary” shall mean any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 10% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by a party to this Agreement, except any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by either Home Federal or Town Square Bank in the ordinary course of its lending activities.

“Superior Proposal” shall have the meaning set forth in Section 6.11.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean August 31, 2014.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Town Square 401(k) Plan” shall have the meaning set forth in Section 6.13.

“Town Square Bank” shall mean Town Square Bank, a Kentucky-chartered commercial bank, with its principal office located at 9431 U.S. Route 60, Ashland, Kentucky 41105, and which is a wholly owned subsidiary of Town Square Financial.

“Town Square Financial” shall mean Town Square Financial Corporation, a Kentucky corporation with its principal office located at 9431 U.S. Route 60, Ashland, Kentucky 41105.

“Town Square Financial Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Town Square Financial Common Stock” shall mean the common shares, par value $0.01 per share, of Town Square Financial.

“Town Square Financial Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Town Square Financial to Poage Bankshares pursuant hereto.

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“Town Square Financial Insiders” shall have the meaning set forth in Section 7.11.

“Town Square Financial Non-Qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.1.

“Town Square Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Town Square Financial as of December 31, 2012 and 2011 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Town Square Financial for each of the three (3) years ended December 31, 2012, as set forth in Town Square Financial’s annual report on Form 10-K for the year ended December 31, 2012 and (ii) the unaudited interim consolidated financial statements of Town Square Financial as of the end of each calendar quarter following December 31, 2012, and for the periods then ended.

“Town Square Financial Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Town Square Financial Loan Property” shall have the meaning set forth in Section 4.15.2.

“Town Square Financial Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Town Square Financial Regulatory Reports” shall mean the Call Reports of Town Square Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2013, through the Closing Date, and all Annual Reports on Form FRH-(b)11 and any Current Report on Form FRH-(b)11 filed with the FRB by Town Square Financial from March 31, 2013 through the Closing Date.

“Town Square Financial Shareholder Approval” shall have the meaning set forth in Section 4.4.1.

“Town Square Financial Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“Town Square Financial Stock” shall have the meaning set forth in Section 4.3.1

“Town Square Financial Subsidiary” shall mean any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 10% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Town Square Financial or Town Square Bank, except any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Town Square Bank in the ordinary course of its lending activities.

“Treasury Stock” shall have the meaning set forth in Section 3.1.3.

“Voting Agreement” shall have the meaning set forth in the recitals.

“WARN Act” shall have the meaning set forth in Section 6.15.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1	Effects of Merger; Surviving Corporation.

2.1.1	As of the Effective Time, the following shall occur:

(i)            Poage Merger Subsidiary shall merge with and into Town Square Financial with Town Square Financial as the surviving corporation in the Merger (the “Surviving Corporation”); the separate existence of Poage Merger Subsidiary shall cease and the Surviving Corporation shall be a wholly owned Subsidiary of Poage Bankshares; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Poage Merger Subsidiary shall be taken and deemed to be transferred to and vested in Town Square Financial, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the laws of the State of Kentucky.

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(ii)           the articles of incorporation of the Surviving Corporation shall be amended and restated to read in their entirety as the articles of incorporation of Poage Merger Subsidiary, in effect immediately prior to the Effective Time; and the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Poage Merger Subsidiary, in effect immediately prior to the Effective Time, until thereafter altered, amended or repealed in accordance with applicable law.

(iii)          the directors of Poage Merger Subsidiary duly elected and holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(iv)          the officers of Poage Merger Subsidiary duly elected and holding office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

2.1.2                    Notwithstanding any provision of this Agreement to the contrary and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Poage Bankshares may elect to modify the structure of the transactions contemplated hereby (including for federal or state tax or regulatory matters), and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the parties to this transaction or the shareholders of Town Square Financial as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount or delayed in payment because of such modification, and (iii) such modification will not be likely to delay or jeopardize receipt of any Regulatory Approvals. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.1.3                    As part of the Merger, each outstanding share of Town Square Financial Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2	Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing, as requested, of a certificate of merger with the Secretary of State of the Commonwealth of Kentucky, in accordance with the KBCA on the day of the Closing (the “Closing Date”). The Merger shall be effective on the date and time specified in the certificate of merger filed with the Secretary of State of the Commonwealth of Kentucky and the articles of merger filed, as requested, with the Maryland State Department of Assessments and Taxation (the “Effective Time”). A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date. The parties shall use reasonable commercial efforts to conduct the Pre-Closing by telephonic and electronic means.

2.3	Company and Bank Mergers

(a)           Immediately following the Merger, Poage Bankshares shall, and it shall cause Town Square Financial (as the Surviving Corporation in the Merger) to effect the Company Merger by entering into the Company Merger Agreement and by filing Articles of Merger or other appropriate documentation with the State of Kentucky and the State of Maryland. The Company Merger shall become effective at the time specified in the Articles of Merger and/or other appropriate documentation. As a result of the Company Merger, the separate corporate existence of Town Square Financial shall cease and Poage Bankshares shall have acquired all of the assets and liabilities of Town Square Financial.

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(b)           Immediately following consummation of the Company Merger, Home Federal and Town Square Bank shall take all actions necessary and appropriate, including entering into the Bank Merger Agreement, to cause Town Square Bank to affect the Bank Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. As a result of the Bank Merger, the separate corporate existence of Town Square Bank shall cease and Home Federal shall be the surviving corporation and continue its corporate existence under the laws of the United States of America.

2.4	Directors of the Surviving Corporation.

Poage Bankshares and Home Federal shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Boards of Directors of Poage Bankshares and Home Federal shall be increased by two and that, effective as soon as practicable following the Closing Date, two directors of Town Square Financial (as of the date hereof and as of immediately prior to the Effective Time), as set forth in Town Square Financial Disclosure Schedule 2.4, shall be appointed to the Boards of Directors of Poage Bankshares and Home Federal. If either of the two directors so nominated is unable to serve as a director of the Surviving Corporation due to death or disability prior to the closing, then Poage Bankshares and Town Square Financial shall mutually agree as to the replacement director nominee. All other directors and officers of Poage Bankshares immediately prior to the Effective Time shall be the directors and officers of Poage Bankshares, in each case until their respective successors are duly elected or appointed and qualified.

2.5	Effects of the Merger.

At and after the Effective Time, the Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the KBCA and the MGCL.

2.6	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7	Additional Actions.

If, at any time after the Effective Time, Poage Bankshares shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Poage Bankshares its right, title or interest in, to or under any of the rights, properties or assets of Town Square Financial or any Town Square Financial Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Town Square Financial and its officers and directors shall be deemed to have granted to Poage Bankshares an irrevocable power of attorney to execute and deliver, in such official’s corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Poage Bankshares its right, title or interest in, to or under any of the rights, properties or assets of Town Square Financial or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Poage Bankshares are authorized in the name of Town Square Financial or otherwise to take any and all such action.

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ARTICLE III
CONVERSION OF SHARES

3.1	Conversion of Town Square Financial Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Poage Merger Subsidiary, Town Square Financial or the holders of any of the shares of Town Square Financial Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1                    Each share of Poage Bankshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger between Poage Merger Subsidiary and Town Square Financial.

3.1.2                    Each share of Poage Merger Subsidiary common stock issued and outstanding immediately before the Effective Time shall be converted into and become an outstanding share of common stock of the Surviving Corporation.

3.1.3                    All shares of Town Square Financial Common Stock held in the treasury of Town Square Financial prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no Merger Consideration shall be made in consideration therefor.

3.1.4                    Any shares of Town Square Financial Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Effective Time shall be deemed cancelled and the certificates for such shares shall be deemed retired, each of such shares shall not be converted into the Merger Consideration, and no Merger Consideration shall be made in consideration therefor.

3.1.5                    Each outstanding share of Town Square Financial Common Stock issued and outstanding at the Merger Election Date, except as provided in 3.1.3, 3.1.4, and 3.1.9, with respect to which an election to receive Poage Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), shall cease to be outstanding and shall be converted into the right to receive (i) 2.3289 (the “Exchange Ratio”) shares of Poage Common Stock, subject to adjustment as provided in Section 3.1.10 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.6                    Each outstanding share of Town Square Financial Common Stock issued and outstanding at the Merger Election Date, except as provided in 3.1.3, 3.1.4, and 3.1.9, with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), shall cease to be outstanding and shall be converted into the right to receive a cash payment, without interest, equal to $33.86 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.7                    Each outstanding share of Town Square Financial Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.8                    Upon the Effective Time, outstanding shares of Town Square Financial Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Town Square Financial on such shares of Town Square Financial Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

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3.1.9                    Each outstanding share of Town Square Financial Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Town Square Financial shall give Poage Bankshares immediate notice upon receipt by Town Square Financial of any such demands for payment of the fair value of such shares of Town Square Financial Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Poage Bankshares shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Town Square Financial shall not, except with the prior written consent of Poage Bankshares, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Poage Bankshares.

3.1.10                If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such Dissenting Shareholder’s shares of Town Square Financial Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Town Square Financial Common Stock of such holder shall be entitled to receive the Merger Consideration and treated as if such shares were Non-Election Shares.

3.1.11                Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Poage Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Poage Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Poage Bankshares. In lieu of the issuance of any such fractional share, Poage Bankshares, through the Exchange Agent, shall pay to each former holder of Town Square Financial Common Stock who otherwise would be entitled to receive a fractional share of Poage Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Poage Common Stock as reported on the NASDAQ Capital Market for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Town Square Financial Common Stock owned by a Town Square Financial shareholder shall be combined so as to calculate the maximum number of whole shares of Poage Common Stock issuable to such Town Square Financial shareholder.

3.1.12                If Poage Bankshares changes (or the Poage Bankshares Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Poage Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Town Square Financial changes (or the Town Square Financial Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Town Square Financial Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2	Election Procedures.

3.2.1                    Holders of record of Town Square Financial Common Stock may elect to receive shares of Poage Common Stock or cash in exchange for their shares of Town Square Financial Common Stock. The total number of shares of Town Square Financial Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of Town Square Financial Common Stock outstanding immediately prior to the Effective Time by (y) 0.55 (the “Stock Conversion Number”). All other shares of Town Square Financial Common Stock shall be converted into Cash Consideration.

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3.2.2                    An election form and other appropriate customary transmittal material in such form as Poage Bankshares and Town Square Financial shall mutually agree (“Election Form”) will be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the Election Deadline or on such earlier date as Poage Bankshares and Town Square Financial shall mutually agree (the “Mailing Date”) to each holder of record of Town Square Financial Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of Town Square Financial Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.6, (ii) to specify the number of shares of Town Square Financial Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.5, or (iii) to indicate that such record holder has no preference as to the receipt of cash or Poage Common Stock for such shares. Holders of record of shares of Town Square Financial Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Town Square Financial Common Stock held by each Representative for a particular beneficial owner. Any shares of Town Square Financial Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive Stock Consideration. Poage Bankshares shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of Town Square Financial Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and Town Square Financial shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3                    The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the Town Square Financial Shareholders Meeting and (ii) the date that Poage Bankshares and Town Square Financial shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Poage Bankshares nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4                    No later than five (5) Business Days after the Effective Time, Poage Bankshares shall cause the Exchange Agent to effect the allocation among holders of Town Square Financial Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5                    If the aggregate number of shares of Town Square Financial Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6                    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

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(A)                  If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)                  If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3	Procedures for Exchange of Town Square Financial Common Stock.

3.3.1                    Poage Bankshares to Make Merger Consideration Available. Prior to the Effective Time, Poage Bankshares shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Town Square Financial Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash and Poage Common Stock sufficient to pay the Merger Consideration pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of Poage Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of Poage Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2                    Exchange of Certificates. Poage Bankshares shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Town Square Financial Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3                    Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Town Square Financial Common Stock shall have no rights, after the Effective Time, with respect to such Town Square Financial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Poage Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Poage Common Stock represented by such Certificate.

3.3.4                    Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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3.3.5                    Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of Town Square Financial of the Town Square Financial Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6                    Return of Exchange Fund. At any time following the nine (9) month period after the Effective Time, Poage Bankshares shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Poage Bankshares (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Poage Bankshares nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7                    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8                    Withholding. Poage Bankshares or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Town Square Financial Common Stock such amounts as Poage Bankshares (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Poage Bankshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Town Square Financial Common Stock in respect of whom such deduction and withholding were made by Poage Bankshares or the Exchange Agent.

3.4	Reservation of Shares.

Poage Bankshares shall reserve for issuance a sufficient number of shares of the Poage Common Stock for the purpose of issuing shares of Poage Common Stock to the Town Square Financial shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TOWN SQUARE FINANCIAL

Town Square Financial represents and warrants to Poage Bankshares that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Town Square Financial Disclosure Schedule delivered by Town Square Financial to Poage Bankshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Town Square Financial Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of Town Square Financial shall include the Knowledge of Town Square Bank and Town Square Financial Subsidiaries.

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4.1	Standard.

Except as set forth in the following sentence, no representation or warranty of Town Square Financial contained in this Article IV shall be deemed untrue or incorrect, and Town Square Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Section 4.2.1) and 4.3, which shall be true and correct in all material respects.

4.2	Organization.

4.2.1                    Town Square Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Town Square Financial has full corporate power and authority to carry on its business as now conducted. Town Square Financial is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2                    Town Square Bank is a Kentucky chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. The deposits in Town Square Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Town Square Bank when due. Town Square Bank is a member in good standing of the FHLB and owns the requisite amount of stock.

4.2.3                    Town Square Financial Disclosure Schedule 4.2.3 sets forth each Town Square Financial Subsidiary and its jurisdiction of incorporation or organization. Each Town Square Financial Subsidiary (other than Town Square Bank) is a corporation, limited liability company or other legal entity as set forth on Town Square Financial Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Town Square Financial Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4                    The respective minute books of Town Square Financial, Town Square Bank and each other Town Square Financial Subsidiary accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5                    Prior to the date of this Agreement, Town Square Financial has made available to Poage Bankshares true and correct copies of the articles of incorporation or articles of association, as applicable, and bylaws or other governing documents of Town Square Financial, Town Square Bank and each other Town Square Financial Subsidiary.

4.2.6                    Town Square Financial made a valid and timely election pursuant to Section 1362 of the Code to be treated as an S corporation for Federal tax purposes, and such election was effective on January 1, 2007. At all times since January 1, 2007, Town Square Financial and Town Square Bank have been properly treated as an S corporation or a qualified subchapter S subsidiary (“QSub”) for Federal income tax purposes. All shareholders of Town Square Financial from January 1, 2007 to the present have been “eligible shareholders” as defined under Section 1361 of the Code. Each controlled corporation that had or has any of its stock owned by Town Square Financial were from January 1, 2007 to the present properly treated as QSubs, as defined under Section 1361 of the Code, of Town Square Financial. All QSub elections required to be made to satisfy the condition expressed in the previous sentence were property made on a timely basis.

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4.2.7                    Town Square Financial has no liability or potential liability for any tax under Section 1374 of the Code. Neither Town Square Financial nor any QSub has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Town Square Financial’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the controlling stock of any corporation that is not a QSub, other than Town Square Bank.

4.2.8                    Town Square Financial and Town Square Bank have previously disclosed each Town Square Financial Subsidiary. Each Town Square Financial Subsidiary is a corporation, LLC or other duly organized, validly existing entity in good standing under the law of its jurisdiction of incorporation or organization.

4.3	Capitalization.

4.3.1                    The authorized capital stock of Town Square Financial consists of (i) 1,000,000 shares of Town Square Financial Common Stock and 100,000 shares of preferred stock, $0.01 par value (“Town Square Financial Preferred Stock” and collectively with Town Square Financial Common Stock, “Town Square Financial Stock”). As of the date hereof, there were 435,398 shares of Town Square Financial Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. Town Square Financial does not own, of record or beneficially, any shares of Town Square Financial Stock which are not Treasury Stock. Town Square Bank does not own, of record or beneficially, any shares of Town Square Financial Stock. Neither Town Square Financial nor any Town Square Financial Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Town Square Financial, or any other security of Town Square Financial or a Town Square Financial Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Town Square Financial or a Town Square Financial Subsidiary or any other security of Town Square Financial or any Town Square Financial Subsidiary. There are no issued or outstanding options to acquire any shares of Town Square Financial common stock. There are no issued or outstanding Town Square Financial stock awards.

4.3.2                    Town Square Financial owns all of the capital stock of each Town Square Financial Subsidiary, free and clear of any lien or encumbrance. Except for the Town Square Financial Subsidiaries, Town Square Financial does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Town Square Financial or any Town Square Financial Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Town Square Bank, including stock in the FHLB.

4.3.3                    Except as set forth in Town Financial Disclosure Schedule 4.3.3, to Town Square Financial’s Knowledge, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Town Square Financial Common Stock.

4.3.4                    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Town Square Financial’s shareholders may vote have been issued by Town Square Financial and are outstanding.

4.4	Authority; No Violation.

4.4.1                    Town Square Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Town Square Financial’s shareholders (the “Town Square Financial Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Town Square Financial and the completion by Town Square Financial of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Town Square Financial. This Agreement has been duly and validly executed and delivered by Town Square Financial, and subject to Town Square Financial Shareholder Approval and the receipt of the Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by Poage Bankshares, constitutes the valid and binding obligation of Town Square Financial, enforceable against Town Square Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

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4.4.2                    Neither the execution and delivery of this Agreement by Town Square Financial, nor the consummation of the transactions contemplated hereby, nor compliance by Town Square Financial with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of Town Square Financial or Town Square Bank; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Town Square Financial or Town Square Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Town Square Financial or Town Square Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Town Square Financial or Town Square Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5	Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the Commonwealth of Kentucky and the articles of merger with the Maryland Department of Assessments and Taxation, as required, and (d) the Town Square Financial Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Town Square Financial, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Town Square Financial, the completion by Town Square Financial of the Merger and the performance by Town Square Financial of its obligations hereunder (y) the execution and delivery of the agreement and plan of merger in respect of the Company Merger and the completion of the Company Merger or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. Town Square Financial has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Town Square Financial to result in a Material Adverse Effect on Town Square Financial and Town Square Bank, taken as a whole, or Poage Bankshares, Poage Merger Subsidiary and Home Federal, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Town Square Financial or Town Square Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6	Financial Statements.

4.6.1                    The Town Square Financial Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2                    Town Square Financial has previously made available to Poage Bankshares the Town Square Financial Statements. The Town Square Financial Statements present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Town Square Financial and the Town Square Financial Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

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4.6.3                    At the date of the most recent consolidated statement of financial condition included in the Town Square Financial Statements or in the Town Square Financial Regulatory Reports, Town Square Financial did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Town Square Financial Statements or in the Town Square Financial Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7	Taxes.

Town Square Financial and Town Square Bank are members of the same affiliated group within the meaning of Code Section 1504(a). Town Square Financial has duly filed all federal, state and material local tax returns required to be filed by or with respect to Town Square Financial and Town Square Bank on or prior to the Effective Time (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Town Square Financial and Town Square Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Effective Time other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no dispute pending, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Town Square Financial or any of the Town Square Financial Subsidiaries, and no claim has been made by any authority in a jurisdiction where Town Square Financial or any of Town Square Financial Subsidiaries do not file tax returns that Town Square Financial or any such Town Square Financial Subsidiary is subject to taxation in that jurisdiction. Town Square Financial and its Town Square Financial Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Town Square Financial and each of its Town Square Financial Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Town Square Financial and each of its Town Square Financial Subsidiaries have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8	No Material Adverse Effect.

Since December 31, 2012, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on Town Square Financial or Town Square Bank.

4.9	Material Contracts; Leases; Defaults.

4.9.1                    Except as set forth in Town Square Financial Disclosure Schedule 4.9.1, neither Town Square Financial nor any Town Square Financial Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Town Square Financial or any Town Square Financial Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Town Square Financial or any Town Square Financial Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by Town Square Financial or any Town Square Financial Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $500,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Town Square Financial or any Town Square Financial Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Town Square Financial or any Town Square Financial Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Town Square Financial or any Town Square Financial Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Town Square Financial or any Town Square Financial Subsidiary.

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4.9.2                    Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Town Square Financial Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither Town Square Financial nor any Town Square Financial Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on Town Square Financial Disclosure Schedule 4.9.2.

4.9.3                    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Poage Bankshares on or before the date hereof, are listed on Town Square Financial Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Town Square Financial Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Town Square Financial or any Town Square Financial Subsidiary or upon the occurrence of a subsequent event; (ii) requires Town Square Financial or any Town Square Financial Subsidiary to provide a benefit in the form of Town Square Financial Common Stock or determined by reference to the value of Town Square Financial Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10	Ownership of Property; Insurance Coverage.

4.10.1                Town Square Financial and each Town Square Financial Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Town Square Financial or such Town Square Financial Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Town Square Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Town Square Financial Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Town Square Financial and the Town Square Financial Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Town Square Financial and the Town Square Financial Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Town Square Financial Statements.

4.10.2                With respect to all material agreements pursuant to which Town Square Financial or any Town Square Financial Subsidiary has purchased securities subject to an agreement to resell, if any, Town Square Financial or such Town Square Financial Subsidiary, as the case may be, has a lien or security interest (which to Town Square Financial’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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4.10.3                Town Square Financial and each Town Square Financial Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Town Square Financial nor any Town Square Financial Subsidiary has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Town Square Financial Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Town Square Financial or any Town Square Financial Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Town Square Financial and each Town Square Financial Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Town Square Financial Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Town Square Financial and each Town Square Financial Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Town Square Financial has made available to Poage Bankshares copies of all of the policies listed on Town Square Financial Disclosure Schedule 4.10.3.

4.11	Legal Proceedings.

Except as set forth on Town Square Financial Disclosure Schedule 4.11, neither Town Square Financial nor any Town Square Financial Subsidiary is a party to any, and there are no pending or, to Town Square Financial’s Knowledge, threatened, legal, administrative, arbitration or other governmental proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Town Square Financial or any Town Square Financial Subsidiary, (ii) to which Town Square Financial or any Town Square Financial Subsidiary’s assets are or may be subject, or (iii)  which reasonably could be expected to adversely affect the ability of Town Square Financial or any Town Square Financial Subsidiary to perform under this Agreement, except for any proceeding, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be material to the financial condition or operations of Town Square Financial or any Town Square Financial Subsidiary.

4.12	Compliance with Applicable Law.

Except as set forth on Town Square Financial Disclosure Schedule 4.12 and in Section 4.15:

4.12.1                To Town Square Financial’s Knowledge, Town Square Financial and each Town Square Financial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Town Square Financial nor any Town Square Financial Subsidiary has received any written notice to the contrary.

4.12.2                Town Square Financial and each Town Square Financial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Town Square Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

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4.12.3                Except as disclosed in Town Square Financial Disclosure Schedule 4.12.3, for the period beginning January 1, 2011, neither Town Square Financial nor any Town Square Financial Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Town Square Financial or any Town Square Financial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Town Square Financial or any Town Square Financial Subsidiary, or indicating that Town Square Financial or any Town Square Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Town Square Financial or any Town Square Financial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Town Square Financial or any Town Square Financial Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Town Square Financial nor any Town Square Financial Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.

4.13	Employee Benefit Plans.

4.13.1                Town Square Financial Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Town Square Financial or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Town Square Financial and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Town Square Financial are eligible to participate (collectively, the “Town Square Financial Benefit Plans”). Town Square Financial has furnished or otherwise made available to Poage Bankshares true and complete copies of (i) the plan documents and summary plan descriptions for each written Town Square Financial Benefit Plan, (ii) a summary of each unwritten Town Square Financial Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Town Square Financial Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Town Square Financial Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the Town Square Financial Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Town Square Financial Benefit Plan (or, for a Town Square Financial Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Town Square Financial Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Town Square Financial Disclosure Schedule 4.13.1 identifies each Town Square Financial Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“Town Square Financial Non-Qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such Town Square Financial Non-qualified Deferred Compensation Plan as of December 31, 2012. Each Town Square Financial Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2                All Town Square Financial Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Town Square Financial Disclosure Schedule 4.13.2, each Town Square Financial Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Town Square Financial is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Town Square Financial Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Town Square Financial Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

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4.13.3                Except as set forth on Town Square Financial Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Town Square Financial or any of its ERISA Affiliates for the benefit of the employees or former employees of Town Square Financial or its Subsidiaries.

4.13.4                Within the last six (6) years, neither Town Square Financial nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Town Square Financial Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Town Square Financial nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither Town Square Financial nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Town Square Financial or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Poage Bankshares or Home Federal.

4.13.5                Town Square Financial has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Town Square Financial Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Town Square Financial’s Knowledge, records with respect to Town Square Financial Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Town Square Financial’s Knowledge, neither Town Square Financial nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Town Square Financial Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Town Square Financial Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Town Square Financial Benefit Plan is self-insured).

4.13.6                Town Square Financial has not, with respect to any Town Square Financial Benefit Plan, nor, to Town Square Financial’s Knowledge, has any administrator of any Town Square Financial Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Town Square Financial, any ERISA Affiliate of Town Square Financial, or any Town Square Financial Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7                Except as set forth on Town Square Financial Disclosure Schedule 4.13.7, Town Square Financial has no liability for retiree health and life benefits under any Town Square Financial Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8                Except as set forth on Town Square Financial Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Town Square Financial from Town Square Financial under any Town Square Financial Benefit Plan, (B) increase any benefits otherwise payable under any Town Square Financial Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Town Square Financial Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Town Square Financial Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Town Square Financial or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

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4.13.9                The actuarial present values of all accrued Town Square Financial Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Town Square Financial and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Town Square Financial Statements to the extent required by and in accordance with GAAP.

4.13.10             There is not, and has not been, any trust or fund maintained by or contributed to by Town Square Financial or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11             No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Town Square Financial, has been threatened or is anticipated, against any Town Square Financial Benefit Plan (other than routine claims for benefits and appeals of such claims), Town Square Financial or any Town Square Financial Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Town Square Financial Benefit Plan.

4.14	Brokers, Finders and Financial Advisors.

Neither Town Square Financial nor any Town Square Financial Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sheshunoff & Co. by Town Square Financial and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sheshunoff & Co., setting forth the fee payable to Sheshunoff & Co. for its services rendered to Town Square Financial in connection with the Merger and transactions contemplated by this Agreement, is attached to Town Square Financial Disclosure Schedule 4.14.

4.15	Environmental Matters.

4.15.1       Except as may be set forth in Town Square Financial Disclosure Schedule 4.15, with respect to Town Square Financial and each Town Square Financial Subsidiary:

(A)                To the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, each of Town Square Financial and the Town Square Financial Subsidiaries, and the Town Square Financial Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)                Neither Town Square Financial nor any Town Square Financial Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Town Square Financial Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Town Square Financial, or any of the Town Square Financial Subsidiaries;

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(C)                To the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, the properties currently owned or operated by Town Square Financial or any Town Square Financial Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)                There are no underground storage tanks on, in or under any properties owned or operated by Town Square Financial or any of the Town Square Financial Subsidiaries, to the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, or any Town Square Financial Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Town Square Financial or any of the Town Square Financial Subsidiaries, to the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, or any Town Square Financial Loan Property except as in compliance with Environmental Laws; and

(E)                During the period of (a) Town Square Financial’s or any of the Town Square Financial Subsidiaries’ ownership or operation of any of their respective current properties or (b) Town Square Financial’s or any of the Town Square Financial Subsidiaries’ participation in the material management of any Town Square Financial Loan Property, to the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Town Square Financial and the Town Square Financial Subsidiaries, prior to the period of (x) Town Square Financial’s or any of the Town Square Financial Subsidiaries’ ownership or operation of any of their respective current properties or (y) Town Square Financial’s or any of the Town Square Financial Subsidiaries’ participation in the material management of any Town Square Financial Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)                 Neither Town Square Financial nor any other Town Square Financial Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Town Square Financial Loan Property.

4.15.2                For purposes of this Section 4.15, “Town Square Financial Loan Property” means any property in which Town Square Financial or a Town Square Financial Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Town Square Financial Loan Participation, and “Town Square Financial Loan Participation” means a participation interest in a loan or other extension of credit other than by Town Square Financial or a Town Square Financial Subsidiary.

4.16	Loan Portfolio.

4.16.1                The allowances for loan losses reflected in the notes to Town Square Financial’s audited consolidated statements of financial condition at December 31, 2012 and 2011 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2012 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2                Town Square Financial Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2012), by account, of: (A) each borrower, customer or other party which has notified Town Square Bank during the past twelve (12) months of, or has asserted against Town Square Financial or Town Square Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Town Square Financial and Town Square Bank, each borrower, customer or other party which has given Town Square Financial or Town Square Bank any oral notification of, or orally asserted to or against Town Square Financial or Town Square Bank, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2012 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4)  where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Town Square Financial or Town Square Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Town Square Financial Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that Town Square Financial Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that has been excluded.

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4.16.3                All loans receivable (including discounts) and accrued interest entered on the books of Town Square Financial and Town Square Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Town Square Financial’s and Town Square Bank’ respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Town Square Financial and Town Square Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Town Square Financial or Town Square Bank free and clear of any liens.

4.16.4                The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17	Related Party Transactions.

Neither Town Square Financial nor any Town Square Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Town Square Financial or any Town Square Financial Subsidiary, except as set forth in Town Square Financial Disclosure Schedule 4.17. Except as described in Town Square Financial Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Town Square Financial or any Town Square Financial Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Town Square Financial nor any Town Square Financial Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18	Deposits.

Except as set forth on Town Square Financial Disclosure Schedule 4.18, none of the deposits of Town Square Bank as of June 30, 2013 are a “brokered deposit” as defined in 12 C.F.R. § 337.6(a)(2).

4.19	Board Approval.

The Board of Directors of Town Square Financial determined that the Merger is fair to, and in the best interests of, Town Square Financial and its stockholders, approved and declared advisable this Agreement, the Merger, the Company Merger and the Bank Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of Town Square Financial Common Stock, and directed that this Agreement be submitted to the holders of Town Square Financial Common Stock for their adoption. The Board of Directors of Town Square Financial has taken all action so that Poage Bankshares and Home Federal will not be prohibited from entering into or consummating a business combination with Town Square Financial and Town Square Bank as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, pursuant to any anti-takeover laws.

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4.20	Registration Obligations.

Neither Town Square Financial nor any Town Square Financial Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21	Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Town Square Financial’s own account, or for the account of one or more of Town Square Financial’s Subsidiaries or their customers, in force and effect as of December 31, 2012, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Town Square Financial and each Town Square Financial Subsidiary, with counterparties believed to be financially responsible at the time; and to Town Square Financial’s and each Town Square Financial Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Town Square Financial or such Town Square Financial Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Town Square Financial nor any Town Square Financial Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22	Fairness Opinion.

Town Square Financial has received an opinion, a copy of which will be provided to Poage Bankshares promptly following the date of this Agreement, from Sheshunoff & Co. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Town Square Financial pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23	Intellectual Property.

Town Square Financial and each Town Square Financial Subsidiary owns or, to Town Square Financial’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither Town Square Financial nor any Town Square Financial Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. Town Square Financial and each Town Square Financial Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24	Duties as Fiduciary.

Town Square Bank (i) is not presently engaged in any line of business which requires it to act in a “Fiduciary Capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “Fiduciary Capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Town Square Bank has not received notice of any claim, allegation, or complaint from any Person that Town Square Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Town Square Financial’s Financial Statements. For purposes of this Section 4.24, the term “Fiduciary Capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Town Square Bank’ capacity with respect to individual retirement accounts or the Town Square Financial Benefit Plans.

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4.25	Employees; Labor Matters.

4.25.1                Town Square Financial Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Town Square Financial and Town Square Financial Subsidiary as of June 30, 2013: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

4.25.2                There are no labor or collective bargaining agreements to which Town Square Financial or any Town Square Financial Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Town Square Financial, threatened against Town Square Financial or any Town Square Financial Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Town Square Financial, threatened against Town Square Financial or any Town Square Financial Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Town Square Financial, threatened against Town Square Financial or any Town Square Financial Subsidiary (other than routine employee grievances that are not related to union employees). Town Square Financial and each Town Square Financial Subsidiary is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Town Square Financial nor any Town Square Financial Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3                To Town Square Financial’s Knowledge, all Persons who have been treated as independent contractors by Town Square Financial or any Town Square Financial Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26	Town Square Financial Information Supplied.

The information relating to Town Square Financial and any Town Square Financial Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27	Internal Controls.

4.27.1                 The records, systems, controls, data and information of Town Square Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Town Square Financial or Town Square Financial Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Town Square Financial and Town Square Financial Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Town Square Financial has designed and implemented disclosure controls and procedures designed to ensure that material information relating to it and Town Square Financial Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure.

4.27.2                  Town Square Financial has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of Town Square Financial: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.27.3                  Since December 31, 2012, (A) neither Town Square Financial nor any of Town Square Financial Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Town Square Financial or any of Town Square Financial Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Town Square Financial or any of Town Square Financial Subsidiaries, whether or not employed by it or any of Town Square Financial Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Town Square Financial or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

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4.28	Bank Owned Life Insurance.

Town Square Financial and each Town Square Financial Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Town Square Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

4.29	Stock Transfer Records.

The stock transfer books and records of Town Square Financial are materially complete and accurate.

4.30	No Other Representation or Warranties.

Except for the representations and warranties contained in this Article IV, neither Town Square Financial nor any other Person on behalf of Town Square Financial is making or has made any express or implied representation or warranty with respect to Town Square Financial, or with respect to any other information provided to Poage Bankshares in connection with the transactions contemplated herein. Town Square Financial acknowledges that Poage Bankshares is making no representations or warranties other than the representations and warranties expressly contained in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF Poage BANKSHARES

Poage Bankshares represents and warrants to Town Square Financial that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the Poage Disclosure Schedule delivered by Poage Bankshares to Town Square Financial on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such Poage Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. Poage Bankshares has made a good faith, diligent effort to ensure that the disclosure on each schedule of the Poage Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of Poage Bankshares shall include the Knowledge of Home Federal.

5.1	Standard.

Except as set forth in the following sentence, no representation or warranty of Poage Bankshares contained in this Article V shall be deemed untrue or incorrect, and Poage Bankshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of Sections 5.2.1) and 5.3, which shall be true and correct in all material respects.

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5.2	Organization.

5.2.1                    Poage Bankshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Poage Bankshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2                    Home Federal is a federally chartered savings and loan association duly organized, validly existing and in good standing under the laws of the United States. The deposits in Home Federal are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Home Federal is a member in good standing of the FHLB and owns the requisite amount of stock.

5.2.3                    Poage Disclosure Schedule 5.2.3 sets forth each Poage Subsidiary and its jurisdiction of incorporation or organization. Each Poage Subsidiary (other than Home Federal) is a corporation, limited liability company or other legal entity as set forth on Poage Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Poage Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4                    The respective minute books of Poage Bankshares, Home Federal and each other Poage Subsidiary accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5                    Prior to the date of this Agreement, Poage Bankshares has made available to Town Square Financial true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of Poage Bankshares and Home Federal and each other Poage Subsidiary.

5.2.6                    Poage Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky, with its principal executive offices in Ashland, Kentucky. Poage Merger Subsidiary is a wholly owned subsidiary of Poage Bankshares.

5.2.7                    Poage Bankshares and Home Federal have previously disclosed each Poage Subsidiary. Each Poage Subsidiary is a corporation, LLC or other duly organized, validly existing entity in good standing under the laws of its jurisdiction of incorporation or organization.

5.3	Capitalization.

5.3.1                    The authorized capital stock of Poage Bankshares consists of (i) 30,000,000 shares of Poage Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“Poage Preferred Stock” and collectively with the Poage Common Stock, the “Poage Stock”). As of the date hereof, there are (i) 3,350,916 shares of Poage Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) no shares of Poage Common Stock held by Poage Bankshares as treasury stock, and (iii) no shares of Poage Preferred Stock outstanding. Home Federal does not own, of record or beneficially, any shares of Poage Stock, other than shares held as treasury stock. Neither Poage Bankshares nor any Poage Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Poage Bankshares, or any other security of Poage Bankshares or an Poage Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Poage Bankshares or an Poage Subsidiary or any other security of Poage Bankshares or any Poage Subsidiary, other than shares of Poage Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by Poage Bankshares. Poage Bankshares has granted options to acquire 290,000 shares of Poage Common Stock at a weighted average exercise price of $15.00 per share. All shares of Poage Common Stock issuable pursuant to option plans maintained by Poage Bankshares will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

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5.3.2                    Poage Bankshares owns all of the capital stock of each Poage Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Poage Subsidiaries and as set forth in Poage Disclosure Schedule 5.3.2, Poage Bankshares does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Poage Bankshares or any Poage Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Home Federal, including stock in the FHLB.

5.3.3                    To Poage Bankshares’ Knowledge, except as set in Poage Bankshares’ definitive proxy statement filed with the SEC on January 9, 2013, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Poage Common Stock.

5.3.4                    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Poage Bankshares’ shareholders may vote have been issued by Poage Bankshares and are outstanding.

5.4	Authority; No Violation.

5.4.1                    Poage Bankshares, Poage Merger Subsidiary, and Home Federal each have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Poage Bankshares, Poage Merger Subsidiary, and Home Federal and the completion by Poage Bankshares, Poage Merger Subsidiary, and Home Federal of the transactions contemplated hereby, including the Merger, the Company Merger, and the Bank Merger have been duly and validly approved by the Boards of Directors of Poage Bankshares and Home Federal. This Agreement has been duly and validly executed and delivered by Poage Bankshares, Poage Merger Subsidiary, and Home Federal and subject to Town Square Financial Shareholder Approval and the receipt of the Regulatory Approval and assuming due and valid execution and delivery of this Agreement by Town Square Financial, constitutes the valid and binding obligations of Poage Bankshares, Poage Merger Subsidiary, and Home Federal enforceable against Poage Bankshares, Poage Merger Subsidiary, and Home Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2                    (a) Neither the execution and delivery of this Agreement by Poage Bankshares nor the consummation of the transactions contemplated hereby nor compliance by Poage Bankshares with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of Poage Bankshares or any Poage Subsidiary; (ii) subject to receipt of all Regulatory Approvals violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Poage Bankshares or any Poage Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Poage Bankshares or any Poage Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Poage Bankshares or any Poage Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

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5.5	Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the Commonwealth of Kentucky and the articles of merger with the Maryland Department of Assessments and Taxation, as required, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of Poage Common Stock to be issued in the Merger on the NASDAQ Capital Market and (f)  the Town Square Financial Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Poage Bankshares, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Poage Bankshares, Poage Merger Subsidiary, and Home Federal, the completion by Poage Merger Subsidiary of the Merger and the performance by Poage Merger Subsidiary of its hereunder or (y) the execution and delivery of the agreement and plan of merger with respect to the Company Merger and the completion of the Company Merger (z) the execution and delivery of the agreement and plan of merger with respect to the Bank Merger and the completion of the Bank Merger. Poage Bankshares has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Poage Bankshares to result in a Material Adverse Effect on Poage Bankshares and Home Federal, taken as a whole, or Town Square Financial and Town Square Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Poage Bankshares and Home Federal, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6	Financial Statements.

5.6.1                    The Poage Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.6.2                    Poage Bankshares has previously made available to Town Square Financial the Poage Financial Statements. The Poage Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Poage Bankshares and the Home Federal as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3                    At the date of the most recent consolidated statement of financial condition included in the Poage Financial Statements or in the Poage Regulatory Reports, Poage Bankshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Poage Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7	Tax Matters.

5.7.1                    Poage Bankshares and the Poage Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Poage Bankshares, on behalf of itself and the Poage Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Poage Bankshares and the Poage Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Poage Bankshares and the Poage Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Poage Bankshares and the Poage Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of Poage Bankshares and the Poage Subsidiaries did not, as of the most recent Poage Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Poage Bankshares balance sheet (rather than in any notes thereto). Poage Bankshares and the Subsidiaries are subject to Tax audits in the ordinary course of business. Poage Bankshares management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Poage Bankshares. Poage Bankshares and the Poage Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Poage Bankshares or any of the Poage Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither Poage Bankshares nor any of the Poage Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Poage Bankshares or (B) has any liability for the Taxes of any Person (other than Poage Bankshares or any of the Poage Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Poage Bankshares or any Poage Subsidiary for any alleged deficiency in any Tax, and neither Poage Bankshares nor any Poage Subsidiary has been notified in writing of any proposed Tax claims or assessments against Poage Bankshares or any Poage Subsidiary. Poage Bankshares and the Poage Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Poage Bankshares and the Poage Subsidiaries have delivered to Town Square Financial true and complete copies of all Tax Returns of Poage Bankshares and the Poage Subsidiaries for taxable periods ending on or after December 31, 2008. Neither Poage Bankshares nor any of the Poage Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither Poage Bankshares nor any of the Poage Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither Poage Bankshares nor any of the Poage Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

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5.7.2                    Except as provided in this Agreement, neither Poage Bankshares nor any of the Poage Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8	No Material Adverse Effect.

Except as set forth on Poage Disclosure Schedule 5.8, since September 30, 2012, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Poage Bankshares or Home Federal.

5.9	Ownership of Property; Insurance Coverage.

5.9.1                    Except as set forth on Poage Disclosure Schedule 5.9.1, Poage Bankshares and each Poage Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Poage Bankshares or such Poage Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Poage Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an Poage Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Poage Bankshares and the Poage Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Poage Bankshares and the Poage Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Poage Financial Statements.

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5.9.2                    With respect to all material agreements pursuant to which Poage Bankshares or any Poage Subsidiary has purchased securities subject to an agreement to resell, if any, Poage Bankshares or such Poage Subsidiary, as the case may be, has a lien or security interest (which to Poage Bankshares’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3                    Poage Bankshares and each Poage Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Poage Bankshares nor any Poage Subsidiary has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Poage Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Poage Bankshares or any Poage Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Poage Bankshares and each Poage Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Poage Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by Poage Bankshares and each Poage Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. Poage Bankshares has made available to Town Square Financial copies of all of the policies listed on Poage Disclosure Schedule 5.9.3.

5.10	Legal Proceedings.

Except as disclosed on Poage Disclosure Schedule 5.10 and in Item 3 of Part I of Poage Bankshares’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC on December 19, 2012, neither Poage Bankshares nor any Poage Subsidiary is a party to any, and there are no pending or, to the Knowledge of Poage Bankshares, threatened, legal, administrative, arbitration or other governmental proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Poage Bankshares or any Poage Subsidiary, (ii) to which Poage Bankshares or any Poage Subsidiary’s assets are or may be subject, (iii)  which could reasonably be expected to adversely affect the ability of Poage Bankshares or any Poage Subsidiary to perform under this Agreement, except for any proceeding, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be material to the financial condition or operations of Poage Bankshares or any Poage Subsidiary.

5.11	Compliance with Applicable Law.

Except as set forth on Poage Disclosure Schedule 5.11:

5.11.1                To Poage Bankshares’ Knowledge, Poage Bankshares and each Poage Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Poage Bankshares nor any Poage Subsidiary has received any written notice to the contrary.

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5.11.2                Poage Bankshares and each Poage Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Poage Bankshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals set forth in Section 8.3.

5.11.3                For the period beginning January 1, 2011, neither Poage Bankshares nor any Poage Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Poage Bankshares or any Poage Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Poage Bankshares or any Poage Subsidiary, or indicating that Poage Bankshares or any Poage Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, savings and loan holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Poage Bankshares or any Poage Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Poage Bankshares or any Poage Subsidiary. Neither Poage Bankshares nor any Poage Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.

5.12	Employee Benefit Plans.

5.12.1                Poage Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Poage Bankshares or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Poage Bankshares and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Poage Bankshares are eligible to participate (collectively, the “Poage Benefit Plans”). Poage Bankshares has furnished or otherwise made available to Poage Bankshares true and complete copies of (i) the plan documents and summary plan descriptions for each written Poage Benefit Plan, (ii) a summary of each unwritten Poage Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified Poage Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the Poage Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified Poage Benefit Plan (or, for a Poage Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any Poage Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each Poage Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2                All Poage Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Poage Disclosure Schedule 5.12.2, each Poage Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Poage Bankshares is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Poage Bankshares and the Poage Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Poage Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Poage Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

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5.12.3                Except as set forth on Poage Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Poage Bankshares or any of its ERISA Affiliates for the benefit of the employees or former employees of Poage Bankshares or the Poage Subsidiaries.

5.12.4                Within the last six (6) years, neither Poage Bankshares nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Poage Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Poage Bankshares nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither Poage Bankshares nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Poage Bankshares or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Poage Bankshares or Home Federal.

5.12.5                Poage Bankshares has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, COBRA, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Poage Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Poage Bankshares’ Knowledge, records with respect to Poage Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Poage Bankshares’ Knowledge, neither Poage Bankshares nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Poage Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Poage Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Poage Benefit Plan is self-insured).

5.13	Brokers, Finders and Financial Advisors.

Neither Poage Bankshares nor any Poage Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Keefe Bruyette & Woods, Inc. by Poage Bankshares and the fee payable thereto. A true and correct copy of the engagement agreement with Keefe Bruyette & Woods, Inc., setting forth the fee payable to Keefe Bruyette & Woods, Inc. for its services rendered to Poage Bankshares in connection with the Merger and transactions contemplated by this Agreement is attached to Poage Disclosure Schedule 5.13.

5.14	Environmental Matters.

5.14.1                   Except as may be set forth in Poage Disclosure Schedule 5.14, with respect to Poage Bankshares and each Poage Subsidiary:

(A)                  To the Knowledge of Poage Bankshares and the Poage Subsidiaries, each of Poage Bankshares and the Poage Subsidiaries, and the Poage Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

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(B)                  Neither Poage Bankshares nor any Poage Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Poage Bankshares and the Poage Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Poage Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Poage Bankshares, or any of the Poage Subsidiaries;

(C)                  To the Knowledge of Poage Bankshares and the Poage Subsidiaries, the properties currently owned or operated by Poage Bankshares or any Poage Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)                  There are no underground storage tanks on, in or under any properties owned or operated by Poage Bankshares or any of the Poage Subsidiaries to the Knowledge of Poage Bankshares and Poage Bankshares’ subsidiaries, any Poage Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Poage Bankshares or any of the Poage Subsidiaries to the Knowledge of Poage Bankshares and Poage Bankshares’ subsidiaries Poage Loan Property except as in compliance with Environmental Laws; and

(E)                  During the period of (a) Poage Bankshares’ or any of the Poage Subsidiaries’ ownership or operation of any of their respective current properties or (b) Poage Bankshares’ or any of the Poage Subsidiaries’ participation in the management of any Poage Loan Property, to the Knowledge of Poage Bankshares and the Poage Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Poage Bankshares and the Poage Subsidiaries, prior to the period of (x) Poage Bankshares’ or any of the Poage Subsidiaries’ ownership or operation of any of their respective current properties or (y) Poage Bankshares’ or any of the Poage Subsidiaries’ participation in the management of any Poage Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)                   Neither Poage Bankshares nor any other Poage Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Poage Loan Property.

5.14.2                For purposes of this Section 5.14, “Poage Loan Property” means any property in which Poage Bankshares or an Poage Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an Poage Loan Participation, and “Poage Loan Participation” means a participation interest in a loan or other extension of credit other than by Poage Bankshares or an Poage Subsidiary.

5.15	Poage Bankshares Information Supplied.

The information relating to Poage Bankshares and any Poage Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16	Securities Documents.

Poage Bankshares has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Poage SEC Reports”) required to be filed by it with the SEC since September 30, 2012. As of their respective dates, the Poage SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Poage SEC Reports has been incorporated by reference, the Poage SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Poage Bankshares has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Poage SEC Reports.

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5.17	Internal Controls.

5.17.1               The records, systems, controls, data and information of Poage Bankshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Poage Bankshares or the Poage Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Poage Bankshares and the Poage Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Poage Bankshares has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and the Poage Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.17.2               Poage Bankshares has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of Poage Bankshares; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.17.3               Since December 31, 2012, (A) neither Poage Bankshares nor any of the Poage Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Poage Bankshares or any of the Poage Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Poage Bankshares or any of the Poage Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Poage Bankshares or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.18	Poage Common Stock.

The shares of Poage Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19	Available Funds

Immediately prior to the Effective Time of the Merger, Poage Bankshares and Home Federal will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.3.

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5.20	Fairness Opinion.

Poage Bankshares has received an opinion, a copy of which will be provided to Town Square Financial promptly following the date of this Agreement, from Keefe Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Town Square Financial pursuant to this Agreement is fair to Poage Bankshares and its shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21	Board Approval.

The Board of Directors of Poage Bankshares determined that the Merger is fair to, and in the best interests of, Poage Bankshares and its stockholders, approved and declared advisable this Agreement, the Merger, the Company Merger and the Bank Merger and the other transactions contemplated hereby. The Board of Directors of Poage Bankshares has taken all action so that Town Square Financial and Town Square Bank will not be prohibited from entering into or consummating a business combination with Poage Bankshares as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any state anti-takeover laws.

5.22	Poage Merger Subsidiary.

As of the date hereof, the authorized capital stock of Poage Merger Subsidiary consists of shares of Poage Merger Subsidiary Common Stock, one hundred (100) of which are validly issued and outstanding. All of the issued and outstanding capital stock of Poage Merger Subsidiary is, as of the date hereof and will be as of immediately prior to the Effective Time, owned by Poage Bankshares, and there are (i) no other shares of capital stock or voting securities of Poage Merger Subsidiary, (ii) no securities of Poage Merger Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of Poage Merger Subsidiary, and (iii) no options or other rights to acquire from Poage Merger Subsidiary, and no obligations of Poage Merger Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Poage Merger Subsidiary, except as contemplated by this Agreement. Poage Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, and the other transactions contemplated by this Agreement.

5.23	Regulatory Approval; No Financing.

Poage Bankshares has no Knowledge of any fact or circumstance that is reasonably likely to materially impair or delay receipt of any Regulatory Approvals as set forth in Section 8.3. Poage Bankshares and Home Federal do not require any additional capital or financing to consummate the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS OF town square financial

6.1	Conduct of Business.

6.1.1                    Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent (which may include consent via electronic mail) of Poage Bankshares, which consent will not be unreasonably withheld, Town Square Financial will, and it will cause each Town Square Financial Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

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6.1.2                    Negative Covenants. Town Square Financial agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Poage Bankshares in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, it will not, and it will cause each of the Town Square Financial Subsidiaries not to:

(A)                take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)                change or waive any provision of its articles of incorporation (or articles of association in the case of Town Square Bank) or bylaws, except as required by law;

(C)                change the number of authorized or issued shares of its capital stock, issue any shares of Town Square Financial Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award of any options or stock awards, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock other than distributions equal to (i) no more than $450,000 for Town Square Financial’s 2013 tax year, less any dividends or other distributions in respect of capital stock already paid for 2013, and (ii) 39.5% of Town Square Financial’s taxable income for 2014, solely if the Closing Date is April 1, 2014 or later, or redeem or otherwise acquire any shares of capital stock, except that Town Square Financial (x) may issue shares of Town Square Financial Common Stock upon the valid exercise, in accordance with the information set forth in Town Square Financial Disclosure Schedule 4.3.1, of presently outstanding Town Square Financial Stock Options issued under the Town Square Financial Stock Option Plan, (y) may permit the vesting of Town Square Financial Restricted Stock;

(D)                enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $50,000 annually or for the payment of more than $200,000 over its remaining term, except as contemplated by this Agreement;

(E)                make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)                 grant or agree to pay any severance or termination payments, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Town Square Financial Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, or (ii) as otherwise contemplated by this Agreement. Neither Town Square Financial nor any Town Square Financial Subsidiary shall (i) promote any employee to a rank having a title of vice president or other more senior rank, (ii) hire any employee to be employed by Town Square Financial or any Town Square Financial Subsidiary, (iii) pay or agree to pay any bonuses (discretionary or otherwise) or incentive payments, or (iv) make any salary adjustments to any employee;

(G)                enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, including the Town Square 401(k) Plan, as defined in Section 6.14 of this Agreement, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

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(H)               merge or consolidate Town Square Financial or any Town Square Financial Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Town Square Financial or any Town Square Financial Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Town Square Financial or Town Square Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Town Square Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I)                  sell or otherwise dispose of any capital; except for transactions with the FHLB, subject any asset of Town Square Financial or of any Town Square Financial Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)                  change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Town Square Financial or Town Square Bank;

(K)                waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which Town Square Financial or any Town Square Financial Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(L)                purchase any securities in excess of $500,000 in the aggregate, other than securities with a weighted average life of not more than one year, or sell any securities in excess of $250,000 in the aggregate;

(M)              except (x) as specifically provided below, and (y) for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Town Square Financial Disclosure Schedule 6.1.2(M), or (z) consistent with the Interagency Policy Statement Regarding Loan Workouts, (i) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $750,000 or more (ii) restructure any loan which will result in such loan being classified as a “troubled debt restructure”, (iii) make any new loan originations or refinancing of any borrower of Town Square Bank who has an existing loan with Town Square Bank rated either “Special Mention” or “Substandard,” regardless of loan or refinancing amount (iv) make any loan or arrange other financing for any property designated as OREO, regardless of loan or financing amount (v) make or acquire any construction or residential development loan or similar credit facility commitment, regardless of loan or financing amount unless such project is owner-occupied real estate, or (vi) refinance the sale of any classified credit in the name of a third party borrower, regardless of refinancing amount, but Poage Bankshares will be deemed to have given its consent under this 6.1(M) unless Poage Bankshares objects to such transaction no later than three (3) business days after actual receipt by Poage Bankshares of all information related to the making, renewal or alteration of that loan;

(N)                enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)                enter into any futures contracts, options, interest rate caps, interest rate floors (other than interest rate floors on adjustable rate loans), interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)                 except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

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(Q)                make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R)                except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Town Square Financial Benefit Plan;

(S)                 purchase any fixed asset or make any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

(T)                purchase or otherwise acquire, or sell or otherwise dispose of, any assets, including but not limited to the sale of any assets in the loan portfolio, or incur any liabilities;

(U)                except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Poage Bankshares has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Poage Bankshares;

(V)                undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Town Square Financial or any Town Square Financial Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)              pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)                foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to Poage Bankshares thereof prior to final sale;

(Y)                purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)                issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Poage Bankshares and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Poage Bankshares (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Poage Bankshares (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)           make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

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(BB)           enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2	Subsidiaries.

Town Square Financial shall cause the proper and lawful dissolution of any of Town Square Subsidiaries that are inactive as of the date of this Agreement.

6.3	Current Information.

6.3.1                    During the period from the date of this Agreement to the Effective Time, Town Square Financial will cause one or more of its representatives to confer with representatives of Poage Bankshares to inform Poage Bankshares regarding Town Square Financial’s operations at such times as Poage Bankshares may reasonably request. Town Square Financial will promptly notify Poage Bankshares of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) that were known or should have been known by Town Square Financial or any Town Square Financial Subsidiary, or the institution or the threat of material litigation involving Town Square Financial or any Town Square Financial Subsidiary. Without limiting the foregoing, senior officers of Poage Bankshares and Town Square Financial shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Town Square Financial and the Town Square Financial Subsidiaries, and Town Square Financial shall give due consideration to Poage Bankshares’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Poage Bankshares nor Home Federal shall under any circumstance be permitted to exercise control of Town Square Financial or any Town Square Financial Subsidiary prior to the Effective Time.

6.3.2                    Town Square Financial and Poage Bankshares shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Town Square Financial to those used by Poage Bankshares, which planning shall include, but not be limited to, discussion of the possible termination by Town Square Financial of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Town Square Financial in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Town Square Financial shall not be obligated to take any such action prior to the Effective Time and, unless Town Square Financial otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. Poage Bankshares and Home Federal shall indemnify Town Square Financial for any reasonable out-of-pocket fees, expenses, or charges that Town Square Financial or any Town Square Financial Subsidiary may incur as a result of taking, at the request of Poage Bankshares or any Poage Subsidiary, any action to facilitate the conversion.

6.3.3                    Town Square Financial shall provide Poage Bankshares, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, Town Square Financial shall provide Poage Bankshares with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Nothing contained in this Section 6.3.3 will require a second report to the extent such information is already to be reported by another provision of this Agreement. Town Square Financial will promptly prepare and provide Poage Bankshares with the minutes of all Town Square Financial and Town Square Bank officer and director loan committee meetings (other than minutes that discuss any of the transactions contemplated in this Agreement).

6.3.4                    Town Square Financial shall promptly inform Poage Bankshares, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Town Square Financial or any Town Square Financial Subsidiary under any labor or employment law.

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6.4	Access to Properties and Records.

Subject to Section 11.1, Town Square Financial shall permit Poage Bankshares access upon reasonable notice and at reasonable times to its properties and those of the Town Square Financial Subsidiaries, and shall disclose and make available to Poage Bankshares during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Town Square Financial reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Poage Bankshares may have a reasonable interest; provided, however, that Town Square Financial shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Town Square Financial’s reasonable judgment, would interfere with the normal conduct of Town Square Financial’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Town Square Financial shall provide and shall request its auditors to provide Poage Bankshares with such historical financial information regarding it (and related audit reports and consents) as Poage Bankshares may reasonably request for Securities Law disclosure purposes. Poage Bankshares shall use commercially reasonable efforts to minimize any interference with Town Square Financial’s regular business operations during any such access to Town Square Financial’s property, books and records. Town Square Financial and each Town Square Financial Subsidiary shall permit Poage Bankshares, at Poage Bankshares’ expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Town Square Financial or any Town Square Financial Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Town Square Financial or any Town Square Financial Subsidiary.

6.5	Financial and Other Statements.

6.5.1                    Promptly upon receipt thereof, Town Square Financial will furnish to Poage Bankshares copies of each annual, interim or special audit of the financial statements of Town Square Financial and the Town Square Financial Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Town Square Financial by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of Town Square Financial and the Town Square Financial Subsidiaries made by such accountants.

6.5.2                    As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC or FRB, Town Square Financial will deliver to Poage Bankshares the Town Square Financial Regulatory Report filed by Town Square Financial or Town Square Bank. Within twenty-five (25) days after the end of each month, Town Square Bank will deliver to Poage Bankshares a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3                    With reasonable promptness, Town Square Financial will furnish to Poage Bankshares such additional financial data that Town Square Financial possesses and as Poage Bankshares may reasonably request, including without limitation, financial statements, loan reports and deposit reports prepared for the directors.

6.6	Maintenance of Insurance.

Town Square Financial shall use commercially reasonable efforts to maintain, and to cause the Town Square Financial Subsidiaries to maintain, insurance consistent with that maintained by Town Square Financial and the Town Square Financial Subsidiaries as of the date of this Agreement and set forth in Town Square Financial Disclosure Schedule 4.10.3. Town Square Financial will promptly inform Poage Bankshares if Town Square Financial or any Town Square Financial Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

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6.7	Disclosure Supplements.

From time to time prior to the Effective Time, Town Square Financial will promptly supplement or amend the Town Square Financial Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Town Square Financial Disclosure Schedule or which is necessary to correct any information in such Town Square Financial Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Town Square Financial Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8	Consents and Approvals of Third Parties.

Town Square Financial shall use its commercially reasonable efforts, and shall cause each Town Square Financial Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9	All Reasonable Efforts.

Subject to the terms and conditions herein provided, Town Square Financial agrees to use, and agrees to cause each Town Square Financial Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10	Failure to Fulfill Conditions.

In the event that Town Square Financial determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Poage Bankshares.

6.11	No Solicitation.

From and after the date hereof until the termination of this Agreement, Town Square Financial shall not, and shall not authorize or permit any Town Square Financial Subsidiary or any of their respective officers, directors, employees, Representatives, agents and Affiliates (including, without limitation, any investment banker, attorney or accountant retained by Town Square Financial or any of the Town Square Financial Subsidiaries), to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or is reasonably be expected to lead to, any Acquisition Proposal (as defined below); or (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Town Square Financial shall promptly notify Poage Bankshares orally and in writing summarizing the relevant details relating to all inquiries and proposals which Town Square Financial or any of its Subsidiaries or any of their respective offerings, directors or employees, or, to Town Square Financial’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Town Square Financial may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors (or any committee thereof) of Town Square Financial from (i) complying with its disclosure obligations under federal or state law; or (ii) informing any Person of the restrictions set forth in this Section 6.11 or requesting clarification of any terms or conditions of an inquiry or proposal relating to an Acquisition Proposal so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal; or (iii) prior to the time that the Town Square Financial Shareholder Approval has been obtained, furnishing information to, or entering into discussions or negotiations with, any Person that has made an unsolicited Acquisition Proposal, if (A) the Board of Directors (or any committee thereof) of Town Square Financial determines in good faith (after consultation with its financial and legal advisors), that such Acquisition Proposal is or could reasonably be expected to result in (including after review by such Person of information and after discussions or negotiations between such Person and Town Square Financial) a transaction that, if consummated and after taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, would be more favorable to Town Square Financial’s shareholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by Town Square Financial and did not otherwise result from a breach of this Section 6.11 by Town Square Financial (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit Town Square Financial from disclosing any information to its shareholders that the Board of Directors (or any committee thereof) of Town Square Financial determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to Town Square Financial’s shareholders under applicable law. Town Square Financial shall promptly, but in no event later than two (2) business days, notify Poage Bankshares of any inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Town Square Financial or any of its representatives with respect to an Acquisition Proposal indicating, in connection with such notice, the name of such Person and the material terms and conditions of any such Acquisition Proposal. Prior to furnishing any information to any Person with respect to any Acquisition Proposal, such Person must execute a confidentiality agreement on terms with respect to confidentiality that are no less favorable in any material respect than the Confidentiality Agreement. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the Merger) involving Town Square Financial or any Town Square Financial Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Town Square Financial, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of voting stock of Town Square Financial or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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6.12	Board Meetings.

Town Square Financial and the Town Square Financial Subsidiaries shall permit one (1) representative of Poage Bankshares to attend any meeting of their respective Boards of Directors or the committees thereof, and to attend any loan committee meetings as an observer (the “Observer”) provided that neither Town Square Financial nor any Town Square Financial Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Boards of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirement, as if applicable, Poage Bankshares shall cause the Observer to honor the provisions of the Confidentiality Agreement.

6.13	401(k) Plan Termination.

If requested by Poage Bankshares in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Town Square Financial shall cause to be adopted prior to the Effective Time resolutions of the Board of Directors of Town Square Financial and any necessary amendments to terminate any and all Town Square 401(k) Plans immediately prior to the Effective Time or cease all contributions to any and all Town Square 401(k) Plans maintained or sponsored by Town Square Financial or any of the Town Square Subsidiaries (collectively, the “Town Square 401(k) Plan”), and to prohibit the entry of new participants to the Town Square 401(k) Plan as of the day preceding the Closing Date. In the sole discretion of Poage Bankshares, the 401(k) Plan may be merged into the Poage Bankshares 401(k) Plan or terminated immediately prior to the Effective Time. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Poage Bankshares, which shall not be unreasonably withheld. Town Square Financial shall deliver to Poage Bankshares an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Town Square Financial and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.13, Poage Bankshares requests in writing that Town Square Financial freeze entry of new participants into the Town Square 401(k) Plan, Town Square Financial shall take such actions as Poage Bankshares may reasonably require in furtherance of the assumption of the Town Square 401(k) Plan by Poage Bankshares, including, but not limited to, adopting such amendments to the Town Square 401(k) Plan as may be necessary to effect such assumption.

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6.14	Worker Adjustment and Retraining Notification Act.

If requested by Poage Bankshares, Town Square Financial shall take all such actions as Poage Bankshares may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state specific WARN Act statutes, including providing notices to Town Square Financial’s employees.

ARTICLE VII
COVENANTS OF Poage Bankshares

7.1	Conduct of Business.

(A)                  During the period from the date of this Agreement to the Effective Time, except with the written consent of Town Square Financial, which consent will not be unreasonably withheld, Poage Bankshares will, and it will cause each Poage Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) change or waive any provision of its certificate of incorporation (or articles or organization in the case of Home Federal) or bylaws in any way adverse to the rights of the Town Square Financial shareholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals or consummate the Merger, the Company Merger, and the Bank Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)                  Prior to the Effective Time, Poage Bankshares shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.2	Disclosure Supplements.

From time to time prior to the Effective Time, Poage Bankshares will promptly supplement or amend the Poage Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Poage Disclosure Schedule or which is necessary to correct any information in such Poage Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Poage Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3	Consents and Approvals of Third Parties.

Poage Bankshares shall use its commercially reasonable efforts, and shall cause each Poage Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

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7.4	Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Poage Bankshares agrees to use and agrees to cause each Poage Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5	Failure to Fulfill Conditions.

In the event that Poage Bankshares determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Town Square Financial.

7.6	Employee Matters.

7.6.1                    Definition. “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by Poage Bankshares with respect to each Town Square Financial Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by Poage Bankshares or Home Federal (as used in this Section, Poage Bankshares and Home Federal are collectively referred to as “Poage Bankshares”) to other employees similarly situated; provided, that, the definition of Benefit Plan Determination Date shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by Poage Bankshares after the Closing Date to Continuing Town Square Financial Employees shall be no less favorable than those provided by Poage to similarly situated employees of Poage Bankshares.

7.6.2                    General Rule: Parity in Benefits; No Gaps; Credit for Service with Town Square Financial. Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, Poage Bankshares shall provide (or shall cause to be provided by a Subsidiary of Poage Bankshares) to all individuals who are employees of Town Square Financial or any Town Square Financial Subsidiary at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing Town Square Financial Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by Poage Bankshares to similarly situated employees of Poage Bankshares. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Continuing Town Square Financial Employees or the funding of any such benefit, (ii) be construed to limit the ability of Poage Bankshares to review employee benefit plans, programs and arrangements from time to time, to make such changes as Poage Bankshares deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action shall discriminate against Continuing Town Square Financial Employees relative to similarly situated employees of Poage Bankshares, (iii)  create third party rights against Poage Bankshares. Poage Bankshares will use best efforts to cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Town Square Financial’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Continuing Town Square Financial Employees; provided that nothing in this sentence shall limit the ability of Poage Bankshares to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Continuing Town Square Financial Employees in a substantially similar manner as employees of Poage Bankshares are treated. Poage Bankshares will cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Continuing Town Square Financial Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date. Under all Poage Benefit Plans, service with Town Square Financial or a Town Square Financial Subsidiary shall be deemed to be service with Poage Bankshares for eligibility and vesting purposes only, but not for purposes of benefit accrual.

7.6.3                    Poage Bankshares 401(k) Plan Participation. Poage Bankshares will use its best efforts to cause each Continuing Town Square Financial Employee to be eligible to participate in the Poage 401(k) plan on the day after or as soon as practicable after the Benefit Plan Determination Date for the Town Square Financial 401(k) Plan. All rights to participate in the Poage 401(k) Plan are subject to Poage Bankshares’ right to amend or terminate the Poage 401(k) plan in its sole and absolute discretion and are subject to the terms of the Poage 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

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7.6.4                    Welfare Benefits. Each Continuing Town Square Financial Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of Poage Bankshares, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Town Square Financial that Poage Bankshares determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by Poage Bankshares, Poage Bankshares shall, unless financially burdensome or resulting in an excise tax payable by Poage Bankshares under Code Section 4980D, continue such Town Square Financial plan or program in effect for the benefit of the Continuing Town Square Financial Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or each Continuing Town Square Financial Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by Poage Bankshares (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of Poage Bankshares to terminate or amend such plan or program) so that each Continuing Town Square Financial Employee employed by Poage Bankshares has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by Poage Bankshares, Poage Bankshares shall treat, and in the case of an insured plan, shall use its best efforts to cause the providers of each such plan, program or arrangement to treat the service with Town Square Financial prior to the Closing Date of any Continuing Town Square Financial Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Town Square Financial prior to the Closing) as service rendered to Poage Bankshares for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Continuing Town Square Financial Employee. Persons who were employed by Town Square Financial or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Town Square Financial Benefit Plans that are health plans and, in the event of a termination of such plans, Poage Bankshares shall continue to provide COBRA coverage.

7.6.5                    Paid Time Off Programs. Poage Bankshares will give each Continuing Town Square Financial Employee credit, for purposes of Poage Bankshares’ vacation and/or other paid leave benefit programs, for such individual’s accrued and unpaid vacation and/or paid leave balance with Town Square Financial as of the Closing Date.

7.6.6                  Poage Bankshares to Honor Agreements. Subject to any required regulatory approval or satisfaction of a condition in any regulatory approval, Poage Bankshares agrees to comply with the contractual terms of all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that Town Square Financial has with its current and former employees and which have been identified in Town Square Financial Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date. Notwithstanding anything contained in the agreements set forth on Town Square Financial Disclosure Schedules 4.9.1 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

Except for the agreements described in the preceding sentences of this Section 7.6.6 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Town Square Financial Benefit Plans shall, in the sole and absolute discretion of Poage Bankshares, be frozen, terminated or merged into comparable plans of Poage Bankshares, effective at such time as Poage Bankshares shall determine in its sole and absolute discretion.

7.6.7                    No Guarantee of Employment. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Poage Bankshares hereunder or by operation of law, Poage Bankshares shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Town Square Financial as of the Closing Date. Each Person who is an employee of Town Square Financial as of the Closing Date and who is terminated by Poage Bankshares for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with Poage Bankshares as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits pursuant to Town Square Financial’s severance plan or policy, or Poage Bankshares’ current severance plan or policy, if such payments would be more favorable to such Person.

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7.6.8                    Employment Agreement.  Poage Bankshares and Home Federal will offer Bruce VanHorn an executive level position with Poage Bankshares and Home Federal Savings and Loan Association, and the form of the employment agreement is set forth in Poage Disclosure Schedule 7.6.8.

7.7	Directors and Officers Indemnification and Insurance.

7.7.1                    Poage Bankshares shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Town Square Financial (provided, that Poage Bankshares may substitute therefor policies or a six-year tail policy of at least the same coverage containing terms and conditions which are not materially less favorable in the aggregate) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Poage Bankshares be required to expend pursuant to this Section 7.7.1 more than an amount equal to 175% of the current annual amount expended by Town Square Financial with respect to such insurance, as set forth in Town Square Financial Disclosure Schedule 7.7.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Poage Bankshares shall maintain the most favorable policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Town Square Financial agrees in order for Poage Bankshares to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2                    In addition to Section 7.7.1, Poage Bankshares shall, from and after the Effective Time, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of Town Square Financial and the Town Square Financial Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Town Square Financial or any Town Square Financial Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Poage Bankshares, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, investigative or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was a director or officer of Town Square Financial or any Town Square Financial Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Poage Bankshares (but the failure so to notify Poage Bankshares shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices Poage Bankshares). In the event of any such Claim (whether arising before or after the Effective Time) (1) Poage Bankshares shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Poage Bankshares shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Poage Bankshares elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Poage Bankshares and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Poage Bankshares shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Poage Bankshares shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) Poage Bankshares shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Poage Bankshares shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

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7.7.3                    In the event that either Poage Bankshares or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Poage Bankshares shall assume the obligations set forth in this Section 7.7.

7.7.4                    The obligations of Poage Bankshares provided under this Section 7.7 are intended to be enforceable against Poage Bankshares directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Poage Bankshares.

7.8	Stock Listing.

Poage Bankshares agrees to file a notification form prior to the Effective Time for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of Poage Common Stock shall be listed as of the Closing Date) of the shares of Poage Common Stock to be issued in the Merger.

7.9	Reservation of Stock.

Poage Bankshares agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Poage Bankshares Common Stock to fulfill its obligations under this Agreement.

7.10	Communications to Town Square Financial Employees; Training

Poage Bankshares and Town Square Financial agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Town Square Financial and the Town Square Financial Subsidiaries shall be held at such locations as Poage Bankshares and Town Square Financial shall mutually agree, provided that representatives of Town Square Financial shall be permitted to attend such meetings. Poage Bankshares and Town Square Financial shall mutually agree in advance as to the scope and content of all communications to the employees of Town Square Financial and the Town Square Financial Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of Poage Bankshares shall be permitted to meet with the employees of Town Square Financial and the Town Square Financial Subsidiaries to discuss employment opportunities with Poage Bankshares, provided that representatives of Town Square Financial shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Town Square Financial Shareholder Approval (disregarding any waiting period) have been obtained, Poage Bankshares shall also be permitted to conduct training sessions outside of normal business hours or at other times as Town Square Financial may agree, with the employees of Town Square Financial and the Town Square Financial Subsidiaries and may conduct such training seminars at any branch location of Town Square Bank; provided that Poage Bankshares will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Town Square Bank’ normal business operations.

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7.11	Section 16(b).

Assuming Town Square Financial delivers to Poage Bankshares in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Town Square Financial subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Town Square Financial Insiders”), the Board of Directors of Poage Bankshares and of Town Square Financial, or a committee of non-employee directors thereof (as such term is defined for the purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of Town Square Financial Common Stock by the Town Square Financial Insiders, and any acquisitions of Poage Common Stock, or the Poage Common Stock issued pursuant to Section 3.1, by any Town Square Financial Insiders who, immediately following the Merger, will be officers or directors of Poage Bankshares subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1	Meeting of Shareholders.

Town Square Financial will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger (the “Town Square Financial Shareholders Meeting”), except as otherwise provided in this section, (ii) subject to the following sentence, in connection with the solicitation of proxies with respect to the Town Square Financial Shareholders Meeting, have the Town Square Financial Board of Directors recommend approval of this Agreement to the Town Square Financial shareholders; and (iii) cooperate and consult with Poage Bankshares with respect to each of the foregoing matters.  The Board of Directors of Town Square Financial may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would, in the view of the Town Square Financial’s Board of Directors, constitute a breach of the fiduciary duties of such directors under applicable law.

8.2	Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1                    For the purposes (i) of registering Poage Common Stock to be offered to holders of Town Square Financial Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the Town Square Financial Shareholders Meeting, Poage Bankshares shall draft and prepare, and Town Square Financial shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Town Square Financial to the Town Square Financial shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Poage Bankshares shall provide Town Square Financial and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, any SEC comment letter and any response to an SEC comment letter, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments or supplements filed with the SEC. Each of Poage Bankshares and Town Square Financial shall use its reasonable best efforts to respond to any comments of the SEC staff and have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Town Square Financial shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. Poage Bankshares shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Town Square Financial shall furnish all information concerning Town Square Financial and the holders of Town Square Financial Common Stock as may be reasonably requested in connection with any such action.

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8.2.2                    Poage Bankshares shall, as soon as practicable but no later than twenty (20) business days from the date of this Agreement, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Poage Bankshares will advise Town Square Financial promptly after Poage Bankshares receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Poage Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Poage Bankshares will provide Town Square Financial with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Town Square Financial may reasonably request.

8.2.3                    Town Square Financial and Poage Bankshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Town Square Financial shall cooperate with Poage Bankshares in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Poage Bankshares shall file an amended Merger Registration Statement with the SEC, and each of Town Square Financial and Poage Bankshares shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

8.3	Regulatory Approvals.

Each of Town Square Financial and Poage Bankshares will cooperate with the other and Poage Bankshares will use reasonable efforts to promptly prepare and as soon as practicable following the date hereof but no later than ten (10) business days from the date of this Agreement file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Town Square will use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of third parties necessary to consummate the transactions contemplated by this Agreement. Town Square Financial and Poage Bankshares will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Town Square Financial or Poage Bankshares to any Bank Regulator or Governmental Entity in connection with the Merger, the Company Merger, and the Bank Merger and the other transactions contemplated by this Agreement. Town Square Financial shall have the right to review and approve in advance all characterizations of the information relating to Town Square Financial and any Town Square Financial Subsidiary which appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Town Square Financial and Poage Bankshares shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Town Square Financial and Poage Bankshares will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1                    Corporate Proceedings. All action required to be taken by, or on the part of, Town Square Financial and Town Square Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, the Company Merger and the Bank Merger, shall have been duly and validly taken by Town Square Financial and Town Square Bank, and Poage Bankshares shall have received copies of the resolutions evidencing such authorizations;

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9.1.2                    Shareholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite votes of the shareholders of Town Square Financial.

9.1.3                    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.4                    Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.5                    Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Poage Bankshares Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.2	Conditions to the Obligations of Poage Bankshares under this Agreement.

The obligations of Poage Bankshares under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by Poage Bankshares:

9.2.1                    Representations and Warranties. Except as set forth in Town Square Financial Disclosure Schedules as of the date of this Agreement, each of the representations and warranties of Town Square Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Town Square Financial shall have delivered to Poage Bankshares a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Town Square Financial as of the Closing Date.

9.2.2                    Agreements and Covenants. Town Square Financial and each Town Square Financial Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Poage Bankshares shall have received a certificate signed on behalf of Town Square Financial by the Chief Executive Officer and Chief Financial Officer of Town Square Financial, in their corporate capacities, to such effect dated as of the Closing Date.

9.2.3                    Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of the Town Square Financial Common Stock that is issued and outstanding shall have taken the actions required by applicable law to qualify their Town Square Financial Common Stock as Dissenters’ Shares.

9.2.4                    Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include any term, condition or restriction upon Poage Bankshares or Home Federal that has a Material Adverse Effect on the Surviving Corporation.

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9.3	Conditions to the Obligations of Town Square Financial under this Agreement.

The obligations of Town Square Financial under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by Town Square Financial:

9.3.1                    Corporate Proceedings. All action required to be taken by, or on the part of, Poage Bankshares, Home Federal and Poage Bankshares Merger Subsidiary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, the Company Merger, and the Bank Merger, shall have been duly and validly taken by Poage Bankshares, Home Federal and Poage Bankshares Merger Subsidiary, and Town Square Financial shall have received certified copies of the resolutions evidencing such authorizations.

9.3.2                    Representations and Warranties. Except as set forth in Poage Disclosure Schedules as of the date of this Agreement, each of the representations and warranties of Poage Bankshares set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and Poage Bankshares shall have delivered to Town Square Financial a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Poage Bankshares as of the Closing Date.

9.3.3                    Agreements and Covenants. Poage Bankshares and Home Federal shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Town Square Financial shall have received a certificate signed on behalf of Poage Bankshares by the Chief Executive Officer and Chief Financial Officer of Poage Bankshares to such effect dated as of the Closing Date.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Town Square Financial (except as otherwise indicated below):

10.1.1                By the mutual written agreement of Poage Bankshares and Town Square Financial;

10.1.2                By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Town Square Financial) or Section 9.3.2 (in the case of a breach of a representation or warranty by Poage Bankshares);

10.1.3                By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Town Square Financial) or Section 9.3.3 (in the case of a breach of covenant by Poage Bankshares);

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10.1.4                By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Poage Bankshares and Town Square Financial; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5                By either party, if the shareholders of Town Square Financial shall have voted at the Town Square Financial Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6                By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, the Company Merger or the Bank Merger, and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7                By Poage Bankshares if Town Square Financial has received a Superior Proposal and Town Square Financial has entered into an acquisition agreement with respect to the Superior Proposal or the Board of Directors of Town Square Financial has withdrawn its recommendation of this Agreement, has failed to make such recommendation in the Proxy Statement-Prospectus, or has modified or qualified its recommendation in a manner adverse to Poage Bankshares; or

10.1.8                By Town Square Financial if Town Square Financial has received a Superior Proposal and the Board of Directors (or any committee thereof) of Town Square Financial has made a determination to accept such Superior Proposal; provided that Town Square Financial shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) Business Days following Poage Bankshares’ receipt of written notice advising Poage Bankshares that Town Square Financial has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Town Square Financial intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, Town Square Financial shall provide a reasonable opportunity to Poage Bankshares during the five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable Town Square Financial to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and Town Square Financial shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.1.9                By Town Square Financial, if the Town Square Financial’s Board of Directors determines by a vote of the majority of the members of the entire Town Square Financial’s Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)       The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Poage Bankshares Ratio”) shall be less than 0.85; and

(ii)      the Poage Bankshares Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”; subject, however, to the following three sentences. If the Town Square Financial elects to exercise its termination right pursuant to this Section 10.1.9, it shall give written notice to Poage Bankshares (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Poage Bankshares shall have the option to increase the consideration in the form of Stock Consideration, Cash Consideration or a mixture thereof, at the sole discretion of Poage Bankshares, to be received by the holders of Town Square Financial Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.20 and the Exchange Ratio by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Poage Bankshares Ratio. If Poage Bankshares so elects within such five-day period, it shall give prompt written notice to Town Square Financial of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

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For purposes of this Section 10.1.9, the following terms shall have the meanings indicated.

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agreement or commitment to take any action referenced above.

“Average Closing Price” shall mean the average of the daily closing prices for shares of Poage Bankshares Common Stock for the twenty consecutive full trading days on which such shares are actually traded on the Nasdaq (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source) ending on the second trading day immediately preceding the Determination Date.

“Determination Date” shall mean the first date on which all Regulatory Approvals have been received (disregarding any waiting period).

“Final Index Price” shall mean the average of the Index Prices for the twenty consecutive full trading days ending on the second trading day prior to the Determination Date.

“Index Group” shall mean the SNL U.S. Thrift Index.

“Index Price” shall mean the average closing price of the entities comprising the Index Group taken as a whole without regard to market capitalization.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $13.65.

If Poage Bankshares or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of the common stock of Poage Bankshares or such company shall be appropriately adjusted for the purposes of applying this Section 10.1.9.

10.2	Effect of Termination.

10.2.1                In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

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10.2.2                If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)               Except as provided below, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)                In the event of a termination of this Agreement because of fraud or a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses (including claims for loss of the economic benefits of the Mergers brought by Town Square Financial on behalf of its shareholders), sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)                As a condition of Poage Bankshares’ willingness, and in order to induce Poage Bankshares to enter into this Agreement, and to reimburse Poage Bankshares for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Town Square Financial hereby agrees to pay Poage Bankshares, and Poage Bankshares shall be entitled to payment of, $600,000 (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by Poage Bankshares, as applicable, following the occurrence of any of the events set forth below:

(i)                   Town Square Financial terminates this Agreement pursuant to Section 10.1.8 or Poage Bankshares terminates this Agreement pursuant to Section 10.1.7; or

(ii)                 The entering into a definitive agreement by Town Square Financial relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Town Square Financial within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by Poage Bankshares pursuant to Section 10.1.2 or 10.1.3 because of a breach by Town Square Financial or any Town Square Financial Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Town Square Financial; or (ii) the termination of this Agreement by Poage Bankshares or Town Square Financial pursuant to Section 10.1.5 because of the failure of the shareholders of Town Square Financial to approve this Agreement at the Town Square Financial Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Town Square Financial.

(D)                Town Square Financial and Poage Bankshares acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Town Square Financial and Poage Bankshares pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

10.3	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Town Square Financial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Town Square Financial, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to Town Square Financial’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

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ARTICLE XI
MISCELLANEOUS

11.1	Confidentiality.

Except as specifically set forth herein, Poage Bankshares and Town Square Financial mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

11.2	Public Announcements.

Town Square Financial and Poage Bankshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Town Square Financial nor Poage Bankshares shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

11.3	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Town Square Financial, to:	Bruce VanHorn
President and Chief Executive Officer
Town Square Financial Corporation
9431 U.S. Route 60
Ashland, Kentucky 41101

With required copies to:	Peter G. Weinstock, Esq. Robert N. Flowers, Esq.
Hunton & Williams LLP
1445 Ross Avenue, #3700
Dallas, Texas 75202

If to Poage Bankshares, to:	Ralph E. Coffman, Sr.
President and Chief Executive Officer
Poage Bankshares, Inc.
1500 Carter Avenue
Ashland, Kentucky 41101

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With required copies to:	Kip Weissman, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5	Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6	Complete Agreement.

This Agreement, including the exhibits and disclosure schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to principles of conflicts of law.

11.10	Interpretation.

When a reference is made in this Agreement to articles, sections or exhibits, such reference shall be to an article or section of or exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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11.11	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

11.12	Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

POAGE BANKSHARES, INC.

/s/ Ralph E. Coffman, Jr.
Name:	Ralph E. Coffman, Jr.
Title:	President and Chief Executive Officer

POAGE MERGER SUBSIDIARY, INC.

/s/ Ralph E. Coffman, Jr.
Name:	Ralph E. Coffman, Jr.
Title:	President and Chief Executive Officer

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ Ralph E. Coffman, Jr.
Name:	Ralph E. Coffman, Jr.
Title:	President and Chief Executive Officer

TOWN SQUARE FINANCIAL CORPORATION

/s/ Bruce VanHorn
Name:	Bruce VanHorn
Title:	President and Chief Executive Officer

TOWN SQUARE BANK

/s/ Bruce VanHorn
Name:	Bruce VanHorn
Title:	President and Chief Executive Officer